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                                                                   Exhibit 11.01

           Grey Advertising Inc. and Consolidated Subsidiary Companies Exhibit - Statement Re: Computation of Net Income Per Share

                                                         For the Year Ended
                                                    December 31         December 31
                                                       1994                1993
                                                    -------------      -------------
PRIMARY

    Weighted average shares outstanding(1)             1,269,246          1,247,711

 Net effect of dilutive stock options -
 based on the treasury stock method
 using average market price                               16,359             16,189

                                                    ------------        -----------
       TOTAL                                           1,285,605          1,263,900
                                                    ============        ===========

Net Income                                          ($21,378,000)       $17,681,000
Less:   Effect of dividend requirements
            and the increase (decrease) in
            redemption value of redeemable
            preferred stock                           (1,137,000)          (672,000)

                                                    ------------        -----------
NET EARNINGS USED IN COMPUTATION                    ($22,515,000)       $17,009,000
                                                    ============        ===========

                                                         ($17.51)            $13.46
                                                    ============        ===========


FULLY DILUTED

    Weighted average shares outstanding(1)             1,269,246          1,247,711

     Net effect of dilutive stock options
     based on the treasury stock method
     using the period-end market price, if
     higher than the average market price                 16,583             20,639

     Assumed conversion of 8.5% convertible
     subordinated debentures issued
     December 1983                                        51,000             50,999

                                                    ------------        -----------
       TOTAL                                           1,336,829          1,319,349
                                                    ============        ===========


Net Income                                          ($21,378,000)       $17,681,000
Less:  Effect of dividend requirements
           and the increase (decrease) in
           redemption value of redeemable
           preferred stock                            (1,137,000)          (672,000)

Add:   8.5% convertible subordinated
           debentures interest, net of income
           tax effect                                    139,000            139,000

                                                    ------------        -----------
NET EARNINGS USED IN COMPUTATION                    ($22,376,000)       $17,148,000
                                                    ============        ===========
                                                         *                   $13.00
                                                    ============        ===========
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*  Antidilutive

(1) Includes 28,167 shares and 10,237 shares for 1994 and 1993, respectively, expected to be issued pursuant to the terms of the Senior Management Incentive Plan